Exhibit 23.3

CONSENT OF INDEPENDENT ACCOUNTANTS
We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Blue Bird Corporation of our report dated December 15, 2014, relating to the financial statements of School Bus Holdings Inc. and its subsidiaries, which appears in Hennessy Capital Acquisition Corp.’s Definitive Proxy Statement dated January 20, 2015.
/s/ PricewaterhouseCoopers LLP

Atlanta, Georgia
October 14, 2015